Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN INC. Reports Record Second Quarter 2013 EPS of $0.76, an

Increase of 21% Over Second Quarter 2012

—Company Delivers Positive Comp Performance at both the Ann Taylor and LOFT Brands —

— Announces New $250 Million Share Repurchase Program —

—Raises Outlook for Fiscal 2013 —

New York, NY, August 23, 2013 – ANN INC. (NYSE: ANN) today reported results for the fiscal second quarter of 2013, ended August 3, 2013. The Company also provided its outlook for the third quarter and raised its outlook for the full year of fiscal 2013.

For the fiscal second quarter of 2013, the Company reported record earnings per diluted share of $0.76, an increase of 21 percent compared with earnings per diluted share of $0.63 in the second quarter of 2012.

Kay Krill, President and Chief Executive Officer, commented, “ANN INC. delivered record earnings per share for the second quarter of 2013, which included a double-digit increase in net income and stronger sales versus the year-ago period. I am especially pleased to report that both Ann Taylor and LOFT achieved positive comparable sales and strong profitability in a highly challenging and competitive environment. In fact, the Ann Taylor brand generated its fifth consecutive quarter of positive comps. At the LOFT brand, performance was significantly stronger than first quarter with a positive comp on top of last year’s mid-single-digit comp growth.

“Looking ahead, both brands are well-positioned to drive top-line growth and strong profitability in the second half of the year. In addition, we are continuing to benefit from the positive impact of our strategic growth initiatives, which are providing us both near-term and long-term growth opportunities. Overall, we are on track to deliver record earnings per share for ANN INC. this year.

“Finally, during the second quarter, we repurchased 1.5 million of our shares at a total cost of $49 million, marking the completion of our $600 million share repurchase authorization. I am very pleased that our Board has approved a new $250 million share repurchase program, reinforcing our ongoing commitment to further enhance shareholder value,” Ms. Krill concluded.

Fiscal 2013 Second Quarter Results

Total net sales for the second quarter of fiscal 2013 were $638.2 million, compared with net sales of $594.9 million in the second quarter of fiscal 2012. By brand, net sales across all channels of the Ann Taylor brand totaled $245.2 million in the second quarter of 2013, compared with net sales of $233.3 million in the second quarter of 2012. At the LOFT brand, net sales across all channels totaled $393.0 million in the second quarter of 2013, compared with net sales of $361.6 million in the second quarter of 2012.

Total Company comparable sales for the quarter increased 2.8% versus the second quarter of 2012. At Ann Taylor, total brand comparable sales increased 3.1%, reflecting an increase of 9.3% at Ann Taylor, partially offset by a decline of 7.2% in the Ann Taylor Factory channel. At LOFT, total brand comparable sales were up 2.5%, reflecting an increase of 3.7% at LOFT, partially offset by a decline of 3.2% in the LOFT Outlet channel. (Please refer to Table 3 for a breakdown of sales by brand and channel.)

Gross margin, as a percentage of net sales, was 54.7%, versus the record 55.9% gross margin rate achieved in the second quarter of 2012, reflecting an overall increase in merchandise margin rate, which was more than offset by the effect of higher client shipping costs associated with multi-channel sales. The merchandise margin rate improvement reflected the strong performance at Ann Taylor and the factory/outlet channel, partially offset by slightly lower performance at LOFT, compared with the second quarter of 2012.

Selling, general and administrative expenses for the second quarter of 2013 were $289.3 million versus $279.5 million reported in the second quarter of 2012. As a percentage of net sales, selling, general and administrative expenses improved 170 basis points to 45.3% compared to the second quarter of 2012, due to fixed cost leveraging resulting from higher net sales, partially offset by costs associated with our year-over-year store growth and other expenses supporting the expansion of the business.

The Company reported operating income of $60.0 million in the second quarter of 2013, a 13% increase compared with operating income of $52.9 million in the second quarter of 2012. Net income was $35.6 million in the second quarter of 2013, an increase of 16% versus the $30.7 million reported in the second quarter of 2012. Diluted earnings per share was $0.76, an increase of 21% compared to the $0.63 per diluted share reported in the second quarter of 2012.

The Company ended the quarter with approximately $107 million in cash, following the repurchase of approximately 1.5 million shares of its stock at a cost of approximately $49 million during the fiscal second quarter of 2013.

Total inventory per square foot at the end of the second quarter increased 8% versus year-ago, reflecting a 5% decrease at Ann Taylor, and increases of 18% at LOFT and 11% in the factory/outlet channel. The increases at LOFT and the factory/outlet channel reflect the impact of timing shifts of merchandise receipts versus last year.

During the second quarter of fiscal 2013, the Company opened 21 stores, comprised of three Ann Taylor stores, three Ann Taylor Factory stores, 11 LOFT stores and four LOFT Outlet stores, and closed one Ann Taylor store and two LOFT stores. The total store count at the end of the fiscal second quarter was 1,007, comprised of 275 Ann Taylor stores, 105 Ann Taylor Factory stores, 525 LOFT stores and 102 LOFT Outlet stores.

First Half Fiscal 2013 Results

Net sales for the first six months of fiscal 2013 were $1,212.7 million, compared with net sales of $1,155.3 million in the first half of fiscal 2012. By brand, net sales across all channels of the Ann Taylor brand were $464.4 million in the first half of 2013, compared with net sales of $445.7 million in the first half of 2012. At the LOFT brand, net sales across all channels were $748.3 million in the first half of 2013, compared with net sales of $709.6 million in the first half of 2012.

Total Company comparable sales for the first half of 2013 increased 1.2%, on top of an increase of 4.3% in the comparable 2012 period. At Ann Taylor, total brand comparable sales increased 2.6%, reflecting an increase of 7.8% at Ann Taylor, partially offset by a decrease of 6.6% in the Ann Taylor Factory channel. At LOFT, total brand comparable sales increased by 0.4%, reflecting an increase of 1.5% at LOFT, and a decline of 5.3% in the LOFT Outlet channel. (Please refer to Table 3 for a breakdown of sales by brand and channel.)

Gross margin, as a percentage of net sales, was 55.2% in the first half of 2013, compared with 56.2% in the first half of 2012, reflecting an overall increase in merchandise margin rate, which was more than offset by the effect of higher client shipping costs associated with multi-channel sales.

Selling, general and administrative expenses for the first half of 2013 were $576.0 million, versus $551.5 million in the first half of 2012. As a percentage of net sales, selling, general and administrative expenses improved 20 basis points versus the prior year period to 47.5%. The improvement in the SG&A rate was primarily due to fixed cost leveraging resulting from higher net sales, partially offset by costs associated with our year-over-year store growth and other expenses supporting the expansion of the business.

The Company reported operating income of $93.9 million in the first half of 2013 compared with operating income of $98.3 million in the first half of 2012. Net income was $56.6 million in the first half of 2013, versus $59.5 million reported in the first half of 2012. Diluted earnings per share in the first half of 2013 was $1.20 per diluted share, compared with $1.21 per diluted share reported in the first half of 2012.

Outlook for Fiscal Third Quarter and Full Year 2013

For the fiscal third quarter of 2013, the Company expects total net sales to be $655 million, reflecting a total Company comparable sales increase in the mid-single digits. Gross margin rate performance is expected to approach 57.0%. Selling, general and administrative expenses are estimated to be $305 million.

In terms of the full year, the Company has increased its outlook and has updated the following:

•	The Company currently expects fiscal 2013 total net sales to be $2.515 billion, reflecting a total Company comparable sales increase in the mid-single digits.

•	Gross margin rate performance is expected to be 54.3%.

•	Total SG&A expenses in fiscal 2013 are expected to be $1.190 billion.

•	The Company’s effective tax rate is expected to be 41%.

•	Capital expenditures are expected to be approximately $160 million.

•

Total weighted average square footage for fiscal 2013 is expected to increase approximately 4%, reflecting the opening of approximately 65 new stores, partially offset by the impact of store downsizes, primarily at Ann Taylor, and approximately 30 store closures. The Company expects to have approximately 1,020 stores at fiscal year-end.

The Company expects to maintain its healthy balance sheet, including a disciplined approach to inventory management throughout the fiscal year.

About ANN INC.

ANN INC. is the parent Company of Ann Taylor and LOFT, two of the leading women’s specialty retail fashion brands in North America. As of August 3, 2013, the Company operated 1,007 Ann Taylor, Ann Taylor Factory, LOFT and LOFT Outlet stores in 47 states, the District of Columbia, Puerto Rico and Canada. Our Ann Taylor and LOFT brands are also available online in more than 100 countries worldwide at AnnTaylor.com and LOFT.com. Visit ANNINC.com for more information (NYSE: ANN).

Investor Contact:	Press Contact:
Judith Lord	Catherine Fisher
Vice President, Investor Relations	Vice President, Corporate Communications
ANN INC.	ANN INC.
212-541-3300 ext. 3598	212-541-3300 ext. 2199

Forward-Looking Statements

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect,” “anticipate,” “plan,” “intend,” “project,” “may,” “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to anticipate and respond to changing client preferences and fashion trends and provide a balanced assortment of merchandise that satisfies client demands in a timely manner;

•	the effectiveness of the Company’s brand awareness and marketing programs, its ability to maintain the value of its brands and engage new and existing clients;

•	the Company’s ability to manage inventory levels and changes in merchandise mix;

•	the Company’s reliance on key management and its ability to hire, retain and train qualified associates;

•	the Company’s ability to successfully execute brand goals, objectives and new concepts and strategies, including international expansion;

•

the Company’s ability to successfully implement its business transformation initiatives and upgrade and maintain its information systems, including adequate system security controls, successful transitioning of certain information technology functions to third parties and the ability to operate in accordance with its business continuity plan in the event of a disruption;

•

the potential impact of natural disasters and public health concerns, including severe infectious diseases, acts of war or terrorism in the United States or worldwide, particularly on the Company’s foreign sourcing offices and the manufacturing operations of the Company’s vendors;

•	the performance and operation of the Company’s websites and the risks associated with Internet sales;

•

the Company’s reliance on third-party manufacturers and key vendors, including operational risks such as reduced production capacity, errors in complying with merchandise specifications, insufficient quality control and failure to meet production deadlines;

•	a significant change in the regulatory environment applicable to the Company’s business and the Company’s ability to comply with legal and regulatory requirements;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights;

•	the impact of fluctuations in sourcing costs, in particular, increases in the costs of raw materials, labor, fuel and transportation;

•

the Company’s reliance on foreign sources of production and the associated risks of doing business in foreign markets, including fluctuations in the value of the U.S. dollar against foreign currencies, the imposition of duties or other possible trade law or import restrictions, including legislation relating to import quotas, and financial or political instability in any of the countries in which the Company’s merchandise is manufactured;

•	the Company’s ability to successfully manage store growth and optimize the productivity and profitability of its store portfolio;

•	the impact of a privacy breach and the resulting effect on the Company’s business and reputation;

•	the failure by independent manufacturers to comply with the Company’s social compliance program requirements;

•	the effect of general economic conditions on consumer spending and the Company’s liquidity and capital resources;

•	the effect of competitive pressures from other retailers;

•

the Company’s dependence on its Louisville distribution center and third-party distribution facilities and transportation companies, including any significant interruptions due to work stoppages, slowdowns or strikes;

•

the Company’s dependence on shopping malls and other retail centers to attract customers and the impact of potential consolidation of commercial and retail landlords on the Company’s ability to negotiate favorable rental terms;

•	the impact on the Company’s stock price relating to the Company’s level of sales and earnings growth;

•	the Company’s ability to realize its deferred tax assets;

•	the effect of external economic factors on the Company’s future funding obligations for its defined benefit pension plan; and

•	the impact of climate change and extreme or unseasonable weather conditions on the Company’s business.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

ANN INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarters and Six Months Ended August 3, 2013 and July 28, 2012

(unaudited)

Table 1.

	Quarter Ended		Six Months Ended
	August 3,	July 28,	August 3,	July 28,
	2013	2012	2013	2012
	(in thousands, except per share amounts)
Net sales	$638,198	$594,872	$1,212,704	$1,155,283
Cost of sales	288,921	262,471	542,862	505,511

Gross margin	349,277	332,401	669,842	649,772
Selling, general and administrative expenses	289,298	279,456	575,951	551,474

Operating income	59,979	52,945	93,891	98,298
Interest and investment income/(expense), net	354	(384)	441	(164)
Other non-operating income, net	143	—	197	—

Income before income taxes	60,476	52,561	94,529	98,134
Income tax provision	24,827	21,826	37,968	38,667

Net income	$35,649	$30,735	$56,561	$59,467

Earnings per share:
Basic earnings per share	$0.76	$0.64	$1.21	$1.23

Weighted average shares outstanding	45,695	47,571	45,887	47,747

Diluted earnings per share	$0.76	$0.63	$1.20	$1.21

Weighted average shares outstanding, assuming dilution	46,125	48,118	46,332	48,398

ANN INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

August 3, 2013, February 2, 2013 and July 28, 2012

(unaudited)

Table 2.

	August 3,	February 2,	July 28,
	2013	2013	2012
	(in thousands, except share amounts)
Assets
Current assets
Cash	$107,021	$167,011	$132,663
Accounts receivable	24,438	17,856	28,074
Merchandise inventories	247,269	216,848	221,634
Refundable income taxes	8,271	9,201	7,765
Deferred income taxes	28,358	30,397	32,122
Prepaid expenses and other current assets	67,008	64,716	65,816

Total current assets	482,365	506,029	488,074
Property and equipment, net	423,850	409,703	374,803
Deferred income taxes	2,191	7,841	29,361
Other assets	21,457	18,632	13,350

Total assets	$929,863	$942,205	$905,588

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$105,264	$105,691	$97,725
Accrued salaries and bonus	25,575	23,969	31,080
Current portion of long-term performance compensation	19,181	34,233	29,750
Accrued tenancy	38,312	38,647	45,258
Gift certificates and merchandise credits redeemable	37,873	47,268	41,518
Accrued expenses and other current liabilities	83,748	86,946	81,293

Total current liabilities	309,953	336,754	326,624
Deferred lease costs	165,027	162,620	158,450
Deferred income taxes	6,116	228	1,250
Long-term performance compensation, less current portion	12,452	26,368	20,634
Other liabilities	34,842	31,125	30,455

Commitments and contingencies

Stockholders’ equity
Common stock, $.0068 par value; 200,000,000 shares authorized; 82,563,516 shares issued	561	561	561
Additional paid-in capital	747,986	768,215	769,516
Retained earnings	733,403	676,842	633,724
Accumulated other comprehensive loss	(4,729)	(4,497)	(5,123)
Treasury stock, 36,730,220, 35,958,318 and 35,239,186 shares, respectively, at cost	(1,075,748)	(1,056,011)	(1,030,503)

Total stockholders’ equity	401,473	385,110	368,175

Total liabilities and stockholders’ equity	$929,863	$942,205	$905,588

ANN INC.

Brand Sales and Store Data

For the Quarters and Six Months Ended August 3, 2013 and July 28, 2012

(unaudited)

Table 3.

	Quarter Ended
Sales and Comparable Sales	August 3, 2013		July 28, 2012
	Sales	Comp % (1)	Sales	Comp % (1)
	($ in thousands)
Ann Taylor brand
Ann Taylor (2)	$165,807	9.3%	$151,689	7.8%
Ann Taylor Factory	79,356	(7.2)%	81,586	2.1%

Total Ann Taylor brand	$245,163	3.1%	$233,275	5.6%

LOFT brand
LOFT (3)	$320,373	3.7%	$300,489	5.0%
LOFT Outlet	72,662	(3.2)%	61,108	0.3%

Total LOFT brand	$393,035	2.5%	$361,597	4.2%

Total Company	$638,198	2.8%	$594,872	4.7%

	Six Months Ended
Sales and Comparable Sales	August 3, 2013		July 28, 2012
	Sales	Comp % (1)	Sales	Comp % (1)
	($ in thousands)
Ann Taylor brand
Ann Taylor (2)	$316,590	7.8%	$293,900	(1.9)%
Ann Taylor Factory	147,840	(6.6)%	151,751	1.5%

Total Ann Taylor brand	$464,430	2.6%	$445,651	(0.8)%

LOFT brand
LOFT (3)	$618,870	1.5%	$599,363	8.4%
LOFT Outlet	129,404	(5.3)%	110,269	2.5%

Total LOFT brand	$748,274	0.4%	$709,632	7.5%

Total Company	$1,212,704	1.2%	$1,155,283	4.3%

Table 3. (Continued)

	Quarter Ended
Stores and Square Footage	August 3, 2013		July 28, 2012
	Stores	Square Feet	Stores	Square Feet
	(square feet in thousands)
Ann Taylor brand
Ann Taylor	275	1,373	277	1,419
Ann Taylor Factory	105	715	100	691

Total Ann Taylor brand	380	2,088	377	2,110

LOFT brand
LOFT	525	3,015	505	2,929
LOFT Outlet	102	685	80	555

Total LOFT brand	627	3,700	585	3,484

Total Company	1,007	5,788	962	5,594

Number of:
Stores open at beginning of period	989	5,699	947	5,524
New stores	21	111	17	97
Downsized/expanded stores, net (4)	—	(8)	—	(16)
Closed stores	(3)	(14)	(2)	(11)

Stores open at end of period	1,007	5,788	962	5,594

	Six Months Ended
	August 3, 2013		July 28, 2012
	Stores	Square Feet	Stores	Square Feet
	(square feet in thousands)
Number of:
Stores open at beginning of period	984	5,685	953	5,584
New stores	34	177	24	133
Downsized/expanded stores, net (5)	—	(14)	—	(41)
Closed stores	(11)	(60)	(15)	(82)

Stores open at end of period	1,007	5,788	962	5,594

(1)	A store is included in comparable sales in its thirteenth month of operation. A store with a square footage change of greater than 15% is treated as a new store for the first year following its reopening.
(2)	Includes sales at Ann Taylor stores and anntaylor.com.
(3)	Includes sales at LOFT stores and LOFT.com.
(4)	During the quarter ended August 3, 2013, we downsized four Ann Taylor stores and expanded one LOFT store. During the quarter ended July 28, 2012, we downsized six Ann Taylor stores, one Ann Taylor Factory store and expanded one Ann Taylor store.
(5)	During the six months ended August 3, 2013, we downsized six Ann Taylor stores, one Ann Taylor Factory store and two LOFT stores and expanded one LOFT store. During the six months ended July 28, 2012, we downsized nine Ann Taylor stores, four Ann Taylor Factory stores, one LOFT store and one LOFT Outlet store and expanded one Ann Taylor store.